EXHIBIT 99.1

Legacy Reserves LP Announces Results of Conflicts Committee Review of 'Going Private' Proposal, Distribution Expectations and New Commodity Hedges

MIDLAND, Texas, June 24, 2009 (GLOBE NEWSWIRE) -- Legacy Reserves LP (Nasdaq:LGCY) announced today that its Conflicts Committee, after careful review of the Proposal Letter from Apollo Management VII, LP ("Apollo Management") as announced on April 3, 2009 and subsequent negotiations relating to the Proposal Letter, has determined that it is in the best interest of the unitholders of Legacy Reserves LP ("Legacy") to terminate discussions with Apollo Management.

The Conflicts Committee, composed of the independent members of the Board of Directors of the general partner of Legacy, has fully evaluated and considered in detail the Proposal with the assistance of Tudor, Pickering, Holt & Co., L.L.C., its independent financial advisor, and Richards, Layton & Finger, P.A., its independent legal advisor. The Conflicts Committee also engaged in negotiations with Apollo Management but was unable to reach agreement. Therefore, the Conflicts Committee has determined that it is in the best interest of Legacy's unitholders to terminate further discussions with Apollo Management, and the Conflicts Committee has notified Apollo Management of its decision.

The Conflicts Committee reaffirmed its confidence in management's ability to successfully execute Legacy's current business plan. Legacy management is excited to continue acquiring and developing oil and natural gas properties. Since the Proposal was announced, there has been a significant improvement in oil prices, the banking environment, and the public capital markets have reopened. In light of these improvements, management expects to recommend that the Board of Directors maintain Legacy's quarterly distribution rate of $0.52 per unit payable in mid-August as favorable liquidity and distribution coverage is expected. Any distribution announcement will be in the sole discretion of the Board of Directors. Second quarter financial results will be available in early August.

Hedges

To improve its liquidity position and mitigate the risk of falling commodity prices, Legacy entered into new commodity swaps. On June 3, 2009, the following NYMEX West Texas Intermediate oil swaps were entered:

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                                         Average Price    Price Range
  Calendar Year    Volume (Bbls)           ($/Bbl)          per Bbl
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      2013            250,025              $80.64      $80.10 - $81.00
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Legacy entered into the following natural gas swaps over the period of May and June, 2009:

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                                                           Price
  Calendar Year    Volume (MMBtu)         Index          ($/MMBtu)
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  July-Dec 2009(1)    240,000             ANR-OK             $3.40
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      2010(2)         480,000             ANR-OK             $5.33
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      2011            365,000              Waha              $6.62
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      2012            366,000              Waha              $6.80
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      2013            730,000              Waha              $6.89
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 (1) The Henry Hub/ANR-OK basis swaps entered in December 2008 for
     July - December 2009 for $1.09 per MMBtu were combined with Henry
     Hub natural gas swaps at $4.49 per MMBtu for July - December 2009 to create the $3.40 per MMBtu ANR-Oklahoma natural gas swap.

 (2) The Henry Hub/ANR-OK basis swaps entered in December 2008 for
     2010 at $0.87 per MMBtu were combined with Henry Hub natural gas swaps at $6.20 per MMBtu in 2010 to create the $5.33 per MMBtu
     ANR-OK natural gas swap.

Legacy sells its natural gas at prices that more closely correlate with the Waha hub in West Texas and the ANR-OK index than that of the Henry Hub natural gas index. Waha and ANR-OK typically trade at a discount to Henry Hub.

About Legacy Reserves LP

Legacy Reserves LP is an independent oil and natural gas limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin and Mid-continent regions of the United States. Additional information is available at www.LegacyLP.com.

The Legacy Reserves logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3201

CONTACT: Legacy Reserves LP
         Steven H. Pruett, President and Chief Financial Officer
         432-689-5200